Exhibit 99.1

PINNACLE ENTERTAINMENT ANNOUNCES INTENT TO PURSUE A PLAN TO SEPARATE ITS REAL ESTATE ASSETS FROM ITS OPERATING ASSETS

LAS VEGAS, November 6, 2014 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that its Board of Directors has approved a plan to pursue a separation of the Company’s operating assets and its real estate assets into two publicly traded companies, subject to the successful resolution of various contingencies, including those outlined below. The Board reached this decision after reviewing various alternatives designed to maximize long-term shareholder value, including alternate financing, capitalization and strategic paths.

The Company intends to carry out the proposed separation of its real estate assets through the creation of a newly formed, publicly traded, real estate investment trust (“REIT” or “Prop Co”) that will be distributed to PNK stockholders in a tax-free spin-off (“Prop Co spin-off transaction”), with PNK remaining an operating entity (“Op Co”) following the transaction.

Anthony M. Sanfilippo, Chief Executive Officer of Pinnacle Entertainment commented, “We are pleased to announce our intent to pursue a plan to separate our operating assets from our real estate assets through the formation of a REIT. While a significant amount of work remains to complete the Prop Co spin-off transaction, we believe the separation would provide a lower weighted average cost of capital and an attractive financial platform to take advantage of future opportunities to create long term shareholder value within the casino gaming industry and the broader leisure and entertainment sector.

“We are focused on pursuing this plan while seamlessly executing on our business plan and expect little disruption to result from the REIT separation on our day to day operations, for the guests of our gaming entertainment properties, and for our team members. As we work to execute the REIT transaction, we will remain focused on completing the Ameristar integration and fully leveraging the financial and scale benefits of that transaction, while also maintaining our focus on operational excellence to maximize our financial performance,” concluded Mr. Sanfilippo.

Proposed Transaction Details

Under the plan being pursued by the Company, Prop Co will initially own the real estate assets of PNK, with substantially all of the assets being leased back to Op Co for use by its subsidiaries through a triple net Master Lease Agreement. The terms of that Master Lease Agreement, including key items like rent structure and coverage, have yet to be determined. Prop Co will pursue growth of its portfolio and annual dividend distributions through real property acquisitions, with a broad mandate in the gaming, leisure and entertainment industries.

After the proposed separation, Op Co, through its licensed subsidiaries, would operate gaming entertainment centers in the facilities leased from Prop Co and own other assets, including its gaming licenses, gaming equipment, and other non-casino assets and equity interests. The Company anticipates that its net operating loss carryforward (“NOL”) position will remain with Op Co following the completion of the Prop Co spin-off transaction. The Company’s NOL position at December 31, 2013 was approximately $554 million, which excludes an anticipated contribution from the loss the Company incurred on the sale of Lumiere Place in April 2014 and other tax attributes.

Preliminary Time Table, Process Milestones and Financial Information

While the Company has conducted substantial analysis of the feasibility of implementing the Prop Co spin-off transaction, a significant amount of work remains to be completed. A number of hurdles must be cleared to complete the transaction, many of which are not in the Company’s control. There can be no assurance the Company will be able to successfully complete the Prop Co spin-off transaction. Below is an outline of key process milestones, as well as a preliminary execution time table and financial information related to the Prop Co spin-off transaction.

•	Favorable response from the Internal Revenue Service (“IRS”) on a private letter ruling seeking guidance on various technical tax matters related to the Prop Co spin-off transaction and Op Co, which the Company expects to file by the end of 2014

•	Identification and appointment of senior executive leadership of Prop Co

•	Negotiation and execution of a Master Lease Agreement between Prop Co and Op Co, as well as other separation arrangements

•	Gaming regulatory approvals

•	Securities and Exchange Commission (“SEC”) filings related to the Prop Co spin-off transaction

•	Debt financing transactions required to finalize the capitalization of Prop Co and Op Co

At the same time as it is pursuing the Prop Co spin-off transaction, the Company intends to pursue equity financing of approximately $1 billion to reduce its balance sheet leverage and for general corporate purposes, which would be subject to a separate SEC filing process.

The Company expects to complete the Prop Co spin-off transaction in 2016, with a Prop Co REIT election for corporate tax purposes effective immediately thereafter. Following the Prop Co spin-off transaction, an earnings and profit purge will be required with respect to the earnings and profits allocated to Prop Co, which is expected to be less than $100 million based upon the current execution time table.

Adoption of Shareholder Rights Plan

In connection with its plan to pursue a REIT transaction, the Company’s Board of Directors adopted a short-term REIT protection shareholder rights plan to prohibit ownership of more than 9.8% of its outstanding common stock in order to safeguard the Company’s ability to pursue a pro rata dividend in connection with the proposed Prop Co spin-off transaction. The Board believes that the rights plan will also help ensure that PNK stockholders are able to receive the full and fair value of their investment in the Company.

Under the rights plan, any person or group that acquires beneficial ownership of 9.8% or more of the Company’s common stock without Board approval would be subject to significant dilution. Stockholders who currently exceed the 9.8% threshold will not trigger dilution unless they acquire additional shares. The rights plan will expire upon the earliest of (i) November 6, 2016, (ii) the first business day after the closing of the proposed Prop Co spin-off transaction, or (iii) the time at which the Rights are redeemed or exchanged under the Rights Plan. The full text of the shareholder rights plan will be filed with the Securities and Exchange Commission. The Company intends to submit the rights plan for ratification by the Company’s stockholders at PNK’s 2015 Annual Meeting of Stockholders.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the Company’s plans, projections and estimates regarding (i) its intention to separate its real estate assets into a REIT and the timing thereof; (ii) the potential advantages, benefits and impact of, and opportunities created by, the proposed REIT transaction; (iii) its strategy and growth, (iv) its future earnings and profits; (v) its dividends plans; (vi) the ability of the Company to complete the contemplated financing transactions in connection with the proposed REIT transaction; (vii) the ability of the Company to obtain a private letter ruling from the U.S. Internal Revenue Service regarding the proposed REIT transaction; and (viii) the ability of each of Op Co and Prop Co to conduct and expand their respective businesses following the proposed spin-off. Such forward looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the proposed REIT transaction will be completed, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include:

•	there are a number of implementation and operational complexities to address as the Company executes the potential REIT spin-off transaction, including possible internal reorganizations. The Company can provide no assurance as to whether it will be able to separate its real estate assets to a REIT;

•	the ability and timing of the Company to obtain required regulatory approvals (including approval from gaming regulators) regarding the REIT transaction;

•	the ability and timing of the Company to obtain a private letter ruling from the U.S. Internal Revenue Service;

•	REIT qualification involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, as well as various factual determinations not entirely within the Company’s control. If the Company determines to separate its real estate assets to a REIT, the Company cannot give assurance that its real estate assets will so qualify or remain so qualified;

•	changes in legislation or the federal tax rules can adversely impact the Company’s ability to separate its real estate assets into a REIT or the benefits of being a REIT;

•	the ability and timing of the Company to complete the contemplated financings related to the REIT transaction on acceptable terms or at all;

•	the Company and Prop Co may not be able to conduct and expand their respective businesses following the proposed REIT transaction due to circumstances beyond their control;

•	while the Company currently intends to take the steps necessary to separate its real estate assets to a REIT, the REIT election decision is subject to final approval by the Company’s Board of Directors. The Company can give no assurances that its Board of Directors will continue to pursue a proposed REIT transaction, even if there are no impediments to such conversion;

•	the Company has considered a variety of strategies, including alternative financing, capital and tax strategies, designed to maximize long-term shareholder value, but there can be no assurances that the proposed REIT transaction will be the most beneficial alternative considered; and

•	other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

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About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment properties, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Contacts:

Investor Relations

Vincent J. Zahn, CFA

Vice President, Finance, Investor Relations and Treasury

702/541-7753 or Investors@pnkmail.com

Media Relations

Roxann Kinkade, APR

Director, Media Relations and Public Affairs

816/414-7007 or rkinkade@pnkmail.com

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